UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2007

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111Grier Avenue, Suite B, Las Vegas , Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 307-4102

Registrant's telephone number, including area code

Item 8.01 Other Events.

On September 28, 2007, Emergency Filtration Products, Inc. (“EFP”) announced that it has officially withdrawn the 510(k) notification for its NanoMask product from further FDA review at this time.  Following receipt of the EFP’s initial premarket notification (“PMN”) in September 2006, FDA staff provided EFP with a list of significant deficiencies in the submission and a request for additional information relative to the safety and efficacy of the NanoMask. On March 27, 2007, EFP filed Supplement 1 to the PMN application with the FDA.  Supplement 1 was incomplete but included responses to those questions that EFP could answer at that time.  EFP requested and received an extension to file the necessary additional responses by October 5, 2007.

As discussed in EFP’s Current Report on Form 8-K filed on April 11, 2007, some of the FDA requests required the development of new testing protocols as well as the completion of additional testing before EFP could submit another supplement to the PMN. Despite EFP’s best efforts, management has determined that EFP will not be able to complete all of the necessary testing and analyses required to complete the responses to the FDA’s request for additional information on the original submission by the October 5, 2007 extended deadline.

However, management believes that EFP has made substantial progress in 2007 toward completing all of the additional scientific testing necessary to respond to the FDA information request.  EFP, in conjunction with Applied Nanoscience Inc. (ANI), the company with which EFP has announced a merger, has initiated all required testing and analyses.  EFP has also retained scientific and medical experts to ensure thorough responses to the FDA's information request.  EFP intends to submit a new 510(k) as soon as possible after the completion of the testing.

A press release announcing the withdrawal of the FDA notification is attached hereto as an exhibit.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99

Press release dated September 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: September 28, 2007

Emergency Filtration Products, Inc.

By:  /S/ Philip Dascher

Philip Dascher, Chief Executive Officer